Exhibit (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Counsel and Independent Auditors" and to the use of our reports dated October 11, 2002 for Dreyfus Emerging Leaders Fund, Dreyfus International Value Fund, Dreyfus Large Company Value Fund, Dreyfus Midcap Value Fund, Dreyfus MidCap Value Plus Fund, Dreyfus Premier Future Leaders Fund, Dreyfus Premier Growth Fund, Dreyfus Premier International Value Fund, Dreyfus Premier Select Growth Fund, Dreyfus Premier Select Midcap Growth Fund, Dreyfus Premier Small Company Growth Fund, Dreyfus Premier Strategic Value Fund, Dreyfus Premier Structured Mid Cap Fund, Dreyfus Small Company Value Fund, Dreyfus Premier Technology Growth Fund, which are incorporated by reference in this Registration Statement (Form N-1A No. 33-51061) of Dreyfus Growth and Value Funds, Inc.

ERNST & YOUNG LLP

New York, New York

March 28, 2003